Term Sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 4-I dated November 14, 2011	Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated March 10, 2014; Rule 433

Structured Investments	$ Digital Notes Linked to the American Depositary Shares of AngloGold Ashanti Limited due April 1, 2015
General
•
The notes are designed for investors who seek a fixed return of at least 10.75% at maturity if the Final Stock Price is not less than the Initial Stock Price by more than 35.00%.  Investors should be willing to forgo interest and dividend payments and, if the Final Stock Price is less than the Initial Stock Price by more than 35.00%, be willing to lose some or all of their principal at maturity.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing April 1, 2015†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about March 14, 2014 and are expected to settle on or about March 19, 2014.
Key Terms
Reference Stock:
The American Depositary Shares ("ADSs"), each representing one ordinary share, par value 25 South African cents per share, of AngloGold Ashanti Limited (Bloomberg ticker: AU). We refer to AngloGold Ashanti Limited as “AngloGold Ashanti.”

Contingent Buffer Amount:	35.00%
Payment at Maturity:
If the Final Stock Price is greater than or equal to the Initial Stock Price or is less than the Initial Stock Price by up to 35.00%, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Digital Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Digital Return)

If the Final Stock Price is less than the Initial Stock Price by more than 35.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Initial Stock Price, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Stock Return)
If the Final Stock Price is less than the Initial Stock Price by more than 35.00%, you will lose more than 35.00% of your principal amount and may lose all of your principal amount at maturity.
Digital Return:
At least 10.75%, which reflects the maximum return on the notes.  The actual Digital Return will be provided in the pricing supplement and will not be less than 10.75%.  Accordingly, the actual maximum payment at maturity will be at least $1,107.50 per $1,000 principal amount note.

Stock Return:	Final Stock Price – Initial Stock Price Initial Stock Price
Initial Stock Price:	The closing price of one share of the Reference Stock on the pricing date, divided by the Stock Adjustment Factor
Final Stock Price:	The arithmetic average of the closing prices of one share of the Reference Stock on each of the five Ending Averaging Dates
Stock Adjustment Factor:
Set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances.  See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.

Ending Averaging Dates†:	March 23, 2015, March 24, 2015, March 25, 2015, March 26, 2015 and March 27, 2015 (the “Final Ending Averaging Date”)
Original Issue Date (Settlement Date):	March 19, 2014
Maturity Date†:	April 1, 2015
CUSIP:	48127DBJ6
†Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” in the accompanying product supplement no. 4-I
Investing in the Digital Notes involves a number of risks.  See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)   See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.

(2)   J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $10.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $952.20 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $942.20 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.
The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 10, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

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What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?

The following table illustrates the hypothetical total return at maturity on the notes.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical total return set forth below assumes an Initial Stock Price of $19.00 and a Digital Return of 10.75% and reflects the Contingent Buffer Amount of 35.00%.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Stock Price	Stock Return	Total Return
$34.2000	80.00%	10.75%
$32.3000	70.00%	10.75%
$30.4000	60.00%	10.75%
$28.5000	50.00%	10.75%
$26.6000	40.00%	10.75%
$24.7000	30.00%	10.75%
$23.7500	25.00%	10.75%
$22.8000	20.00%	10.75%
$21.8500	15.00%	10.75%
$20.9000	10.00%	10.75%
$19.9500	5.00%	10.75%
$19.4750	2.50%	10.75%
$19.1900	1.00%	10.75%
$19.0000	0.00%	10.75%
$18.0500	-5.00%	10.75%
$17.1000	-10.00%	10.75%
$15.2000	-20.00%	10.75%
$14.2500	-25.00%	10.75%
$13.3000	-30.00%	10.75%
$12.3500	-35.00%	10.75%
$12.3481	-35.01%	-35.01%
$11.4000	-40.00%	-40.00%
$9.5000	-50.00%	-50.00%
$7.6000	-60.00%	-60.00%
$5.7000	-70.00%	-70.00%
$3.8000	-80.00%	-80.00%
$1.9000	-90.00%	-90.00%
$0.0000	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1:  The closing price of one share of the Reference Stock increases from the Initial Stock Price of $19 to a Final Stock Price of $19.19.  Because the Final Stock Price of $19.19 is greater than the Initial Stock Price of $19, regardless of the Stock Return, the investor receives a payment at maturity of $1,107.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10.75%) = $1,107.50

Example 2:  The closing price of one share of the Reference Stock decreases from the Initial Stock Price of $19 to a Final Stock Price of $17.10.  Although the Final Stock Price of $17.10 is less than the Initial Stock Price of $19, because the Final Stock Price is not less than the Initial Stock Price by more than the Contingent Buffer Amount of 35.00%, the investor receives a payment at maturity of $1,107.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10.75%) = $1,107.50

Example 3:  The closing price of one share of the Reference Stock decreases from the Initial Stock Price of $19 to a Final Stock Price of $11.40.  Because the Final Stock Price of $11.40 is less than the Initial Stock Price of $19 by more than the Contingent Buffer Amount of 35.00% and because the Stock Return is -40%, the investor receives a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

Example 4:  The closing price of one share of the Reference Stock increases from the Initial Stock Price of $19 to a Final Stock Price of $28.50.  Because the Final Stock Price of $28.50 is greater than the Initial Stock Price of $19 and although the Stock Return of 50% is greater than the hypothetical Digital Return of 10.75%, the investor receives a payment at maturity of $1,107.50 per $1,000 principal amount note, the hypothetical maximum payment on the notes, calculated as follows:

$1,000 + ($1,000 × 10.75%) = $1,107.50

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Selected Purchase Considerations
•
FIXED APPRECIATION POTENTIAL — If the Final Stock Price is greater than or equal to the Initial Stock Price, you will receive a fixed return equal to the Digital Return at maturity, which also reflects the maximum return on the notes at maturity.  The Digital Return will be provided in the pricing supplement and will not be less than 10.75%.  Accordingly, the maximum payment at maturity will not be less than $1,107.50 per $1,000 principal amount note.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
POTENTIAL FOR A FIXED RETURN ON THE NOTES EQUAL TO THE DIGITAL RETURN EVEN IF THE STOCK RETURN IS NEGATIVE — If the Final Stock Price is less than the Initial Stock Price by up to the Contingent Buffer Amount of 35.00%, you will earn a fixed, positive return on the notes equal to the Digital Return of at least 10.75%.  If the Final Stock Price is less than the Initial Stock Price by more than the Contingent Buffer Amount of 35.00%, for every 1% that the Final Stock Price is less than the Initial Stock Price, you will lose an amount equal to 1% of the principal amount of your notes.  Accordingly, under these circumstances, you will lose more than 35.00% of you principal amount and may lose all of your principal amount at maturity.

•
RETURN LINKED TO A SINGLE REFERENCE STOCK — The return on the notes is linked to the performance of a single Reference Stock, which are the ADSs of AngloGold Ashanti.  For additional information see “The Reference Stock” in this term sheet.

•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations
An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011..
•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  The return on the notes at maturity is linked to the performance of the Reference Stock and will depend on whether, and the extent to which, the Stock Return is positive or negative.  If the Final Stock Price is less than the Initial Stock Price by more than the Contingent Buffer Amount of 35.00%, the benefit provided by the Contingent Buffer Amount of 35.00% will terminate.  In this case, for every 1% that the Final Stock Price is less than the Initial Stock Price, you will lose an amount equal to 1% of the principal amount of your notes.  Under these circumstances, you will lose more than 35.00% of your principal amount and may lose all of your principal amount at maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE DIGITAL RETURN — If the Final Stock Price is greater than or equal to the Initial Stock Price or is less than the Initial Stock Price by up to the Contingent Buffer Amount for each $1,000 principal amount note, you will receive at maturity $1,000 plus a fixed return equal to a predetermined percentage of the principal amount, regardless of any appreciation in the Reference Stock, which may be significant.  We refer to this predetermined percentage as the Digital Return, which will be provided in the pricing supplement and will not be less than 10.75%.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose

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your entire investment.
•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks

We and/or our affiliates may also currently or from time to time engage in business with AngloGold Ashanti, including extending loans to, or making equity investments in, AngloGold Ashanti or providing advisory services to AngloGold Ashanti.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to AngloGold Ashanti, and these reports may or may not recommend that investors buy or hold the Reference Stock.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
•
THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Final Stock Price is less than the Initial Stock Price by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Reference Stock.  Because the Final Stock Price will be determined based on the closing prices on the Ending Averaging Dates near the end of the term of the notes, the price of the Reference Stock at the maturity date or at other times during the term of the notes could be at a level not less than the Initial Stock Price by more than the Contingent Buffer Amount.  This difference could be particularly large if there is a significant decrease in the price of the Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of the Reference Stock during the term of the notes, especially on dates near the Ending Averaging Dates.

•
THE AVERAGING CONVENTION USED TO CALCULATE THE FINAL STOCK PRICE COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Reference Stock from the pricing date to the Final Ending Averaging Date.  Your ability to participate in the appreciation of the Reference Stock may be limited by the 5-day-end-of-term averaging used to calculate the Final Stock Price, especially if there is a significant increase in the closing level of the Reference Stock on the Final Ending Averaging Date.  Accordingly, you may not receive the benefit of the full appreciation of the Reference Stock between the pricing date and the Final Ending Averaging Date

•
JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT

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ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD— We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•
SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.
The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below

•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and closing price of one share of the Reference Stock, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the closing price of the Reference Stock;
•	the time to maturity of the notes;
•	the dividend rate on the Reference Stock;
•	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally; and
•
NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments.  In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

•
THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF THE ADSs OF ANGLOGOLD ASHANTI AND THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES OF ANGLOGOLD ASHANTI  — You should be aware that your return on the notes is linked to the price of the ADSs of AngloGold Ashanti  and not the ordinary shares of AngloGold Ashanti. There are important differences between the rights of holders of ADSs and the rights of holders of the ordinary shares of AngloGold Ashanti. Each ADS is a security evidenced by American Depositary Receipts that represents one ordinary share of AngloGold Ashanti. Each ADS is issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the applicable ADS depositary and holders of the ADSs, which may be different from the rights of holders of the ordinary shares of AngloGold Ashanti. For example, AngloGold Ashanti may make distributions in respect of ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the ordinary shares of AngloGold Ashanti  may be significant and may materially and adversely affect the value of the ADSs and, as a result, the notes.

•
RISKS ASSOCIATED WITH NON-U.S. SECURITIES SUCH AS THE ADSs OF ANGLOGOLD ASHANTI — An investment in the notes linked to the value of non-U.S. equity securities, such as the ordinary shares of AngloGold Ashanti involves risks associated with the home country of the issuer of the non-U.S. equity securities.  Non-U.S. companies, such as those in South Africa, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. equity securities, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of such country may differ favorably or unfavorably from the economy of the United States in such respects as

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growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.

•
RISKS ASSOCIATED WITH NON-U.S. SECURITIES SUCH AS THE ADSs OF ANGLOGOLD ASHANTI — An investment in the notes linked to the value of non-U.S. equity securities, such as the ordinary shares of AngloGold Ashanti involves risks associated with the home country of the issuer of the non-U.S. equity securities.  Non-U.S. companies, such as those in South Africa, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. equity securities, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of such country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.

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NO DIRECT EXPOSURE TO FLUCTUATIONS IN CURRENCY EXCHANGE RATES RELATED TO THE ORDINARY SHARES OF ANGLOGOLD ASHANTI— Because the ADSs of AngloGold Ashanti are quoted and traded in U.S. dollars on The New York Stock Exchange and the ordinary shares are quoted and traded in South African Rands on the Johannesburg Stock Exchange and the notes are denominated in U.S. dollars, fluctuations in the exchange rate between the South African Rand and the U.S. dollar will likely affect the relative value of the ordinary shares of AngloGold Ashanti in the two different currencies and, as a result, will likely affect the market price of the ADS of AngloGold Ashanti trading on The New York Stock Exchange.  Your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the South African Rand, although any currency fluctuations could affect the performance of the ADSs.

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NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock.  We assume no responsibility for the adequacy of the information about the Reference Stock issuer contained in this term sheet.  You should undertake your own investigation into the Reference Stock and its issuer.  We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

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SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
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RISK OF THE FINAL STOCK PRICE BEING LESS THAN THE INITIAL STOCK PRICE BY MORE THAN THE CONTINGENT BUFFER AMOUNT IS GREATER IF THE CLOSING PRICE OF THE REFERENCE STOCK IS VOLATILE — The likelihood that the Final Stock Price will be less than the Initial Stock Price by more than the Contingent Buffer Amount, thereby exposing the notes to the full depreciation of the Reference Stock, will depend in large part on the volatility of the closing price of the Reference Stock — the frequency and magnitude of changes in the closing price of the Reference Stock

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock.  We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time.  Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.  It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

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THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Digital Return will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Digital Return.

JPMorgan Structured Investments — Digital Notes Linked to the American Depositary Shares of AngloGold Ashanti Limited	TS-6

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on AngloGold Ashanti is derived from publicly available sources, without independent verification.  According to its publicly available filings with the SEC, AngloGold Ashanti is a global gold mining company headquartered in Johannesburg, South Africa. The American Depositary Shares, each representing one ordinary share, par value 25 South African cents per share, of AngloGold Ashanti (Bloomberg ticker: AU), are registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of AngloGold Ashanti in the accompanying product supplement no. 4-I.  Information provided to or filed with the SEC by AngloGold Ashanti pursuant to the Exchange Act can be located by reference to SEC file number 001-14846, and can be accessed through www.sec.gov.
 We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the ADSs of AngloGold Ashanti based on the weekly closing prices of one share of the ADSs of AngloGold Ashanti from January 2, 2009 through March 7, 2014. The closing price of one share of the ADSs of AngloGold Ashanti on March 7, 2014 was $18.62. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the pricing date or any Ending Averaging Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your principal amount. We make no representation as to the amount of dividends, if any, that the Reference Stock will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

JPMorgan Structured Investments — Digital Notes Linked to the American Depositary Shares of AngloGold Ashanti Limited	TS-7

See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors ” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “The Reference Stock” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

JPMorgan Structured Investments — Digital Notes Linked to the American Depositary Shares of AngloGold Ashanti Limited	TS-8